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                                                                  Exhibit (p)(8)

                     Pictet International Management Limited

                                 CODE OF ETHICS

1.   Introduction

     A.   General Principles

          This Code of Ethics (the "Code") is designed to govern your personal securities activities and establishes rules of conduct for any personal trading that you undertake. This Code has been established for Pictet International Management Limited ("PIM") in accordance with SEC Rule 204-1 of the Investment Advisers Act of 1940 (the "Act") and the rules of the Financial Services Authority ("FSA").

          Your specific obligations with regard to personal securities activities are set out below, but in general, you should:

          i.   always place the interests of all Pictet's clients first;

          ii. ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

          iii. not take inappropriate advantage of your position;

          iv. ensure that the identity of security holdings and financial circumstances of clients is confidential; and

          v.   ensure independence in the decision making process of Pictet.

          Officers of PIM must be aware that it is critical that we maintain Pictet's reputation, as well our principles of honesty, integrity, and professionalism. The general principles discussed in this section govern all conduct whether or not the conduct also is covered by the specific standards and procedures set forth below.

          Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment.

     B.   Persons covered by the Code

          SEC rules require that PIM define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. The SEC expects the definition of these "Access Persons" to be widely drawn for investment management firms such as PIM.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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          For purposes of this Code, Access Person shall mean:

          i. Any officer or employee of PIM who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by a Client or whose functions relate to the making of any recommendation to a Client regarding the purchase or sale of securities, including the person or persons with the direct responsibility and authority to make investment decisions affecting a Client (the "Portfolio Manager"); and

          ii.  Executive directors of Pictet International Management Limited;
               and

          iii. Any natural person in a control relationship to PIM's clients who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a security; and

          iv. Employees of affiliates if identified by the Chief Compliance Officer;

          v.   Particular persons designated by the Chief Compliance Officer.

          Because PIM is an investment adviser, all of PIM's directors and officers are presumed to be Access Persons.

     B.   Legal Requirement

          The Act makes it unlawful for any Access Person, in connection with the purchase or sale by such person of a security "held or to be acquired" by a Client:

          i. To employ any device, scheme or artifice to defraud PIM's clients;

          ii.  To mislead PIM's clients;

          iii. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PIM's clients; or

          iv. To engage in any manipulative practice with respect to PIM's clients.

          A security is "held or to be acquired" within the most recent 7 days if it:

          (i)  is or has been held by a Client; or

          (ii) is being held or has been considered by PIM for purchase by a Client.

          A purchase or sale includes the purchase or sale of an option to purchase or sell.

          The Code requires you to comply with any applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.

          PIM's compliance procedures must focus on PIM's compliance with the SEC Investment Advisers Act, the FSA Rules and any other regulations of relevant authorities and regulatory agencies.

     C.   Definition of Securities

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          The SEC uses the term "covered security" to describe investments covered by the Code. Covered security means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act 1940 or Financial Services and Markets Act 2000 (SEC and FSA regulations). The term covered security is very broad and includes items you might not ordinarily think of as "securities," such as:

          .    Options on securities, on indexes, and on currencies;
          .    All kinds of limited partnerships;
          .    Unit trusts and mutual funds of any jurisdiction; and
          .    Private investment funds, hedge funds, and investment clubs.

2.   Restrictions on Activities

     A.   Prohibited Purchases and Sales

          No Access Person shall purchase or sell, directly or indirectly, any security (or related security) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) and which he or she knows or should have known at the time of such purchase or sale:

          i.   is being considered for purchase or sale by a Client: or

          ii.  is being purchased or sold by a Client.

          Access Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except in the case when a client might be an issuer of securities.

          Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information. This provision also prohibits personnel from communicating material non-public information to others in violation of the law.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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     B.   Blackout Periods

          i. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) on a day during which any Client has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

          ii. No portfolio manager shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) within seven
               (7) calendar days before or after any Client trades in that security.

     C.   Interested Transactions

          No Access Person shall initiate any securities transactions for a Client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

          i. any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;

          ii.  any contemplated transaction by such person in such securities;

          iii. any position with such issuer or its affiliates; and

          iv. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     D.   Initial Public Offerings

          No Access Person shall acquire any securities in an initial public offering (IPO) for his or her personal account without the prior approval of the Chief Compliance Officer designated by PIM or a member of PIM's compliance department.

     E.   Private Placements

          No Access Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior approval of the Chief Compliance Officer or a member of PIM's Compliance Department. The Access Person must provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of a Client).

          In order to participate in a private placement PIM's clients must have no foreseeable interest in purchasing such securities.

          Investment personnel who have been authorised to acquire securities in a private placement must disclose that investment when they play a part in PIM's clients' subsequent consideration of an investment in the issuer. In such circumstances, PIM's clients' decision to purchase securities of the issuer will be independently reviewed by investment personnel with no personal interest in the issuer.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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     F.   Short-Term Trading Profits

          No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Access Person has beneficial ownership within three business days. Any profit so realised shall, unless PIM's clients approve otherwise, be paid over to a charitable organisation of the Access Person's choosing.

     G.   Service as a Director

          No Access Persons shall serve on the board of directors of any publicly traded company without prior authorisation from the PIM's Human Resources Department and PIM's Compliance Department based upon a determination that such board service would be consistent with the interest of PIM's clients.

3.   Exempt Transactions

     A. For purposes of this Code, the term "security" shall not include the following:

          i.   bankers' acceptances;

          ii.  bank certificates of deposit;

          iii. commercial paper.

     B. Investment restrictions and prohibitions for Access Persons described in this Code shall not apply to:

          i. Transactions and holdings in direct obligations of the Government of the United States or any other OECD member state.

          ii. Shares of registered open-end investment companies and mutual funds and other collective funds managed by the Pictet group.

          iii. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          iv. Purchases or sales that are non-discretionary on the part of the Access Person;

          v. Purchases that are part of an automatic dividend reinvestment plan;

          vi. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

          vii. Subject to the advance approval of the Compliance Department, purchases or sales which are only remotely potentially harmful to a Client because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by a Client. For example securities with market capitalisations of more than $10 billion or those securities listed on the main index of countries in the Morgan Stanley Capital International World Index.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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4.   Compliance Procedures

     A.   Pre clearance

          An Access Person may directly or indirectly, acquire or dispose of beneficial ownership of a security only if:

          i. such purchase or sale has been approved in advance by the Chief Compliance Officer designated by PIM or a member of PIM's Compliance Department; and

          ii. the approved transaction is completed by the close of business seven calendar days after approval is received; and

          iii. the Chief Compliance Officer or a member of PIM's Compliance Department has not rescinded such approval prior to execution of the transaction.

     B.   Reporting

          Every Access Person must submit a report containing information about each transaction undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a security. An Access Person shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information.

          An Access Person must submit the report required by Article 4 to the Compliance Department no later than 30 days after the end of the calendar quarter. A report must contain the following information.

          i. The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved:

          ii. The nature of the transaction (i.e. purchase, sale or other acquisition or disposition):

          iii. The price at which the transaction was effected: and

          iv. The name of the broker, dealer or bank with or through whom the transaction was effected; and

          v.   The date of the report

          Any report submitted may contain a statement that the report shall not be constructed as an admission by the person making such report that he/she has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

          An Access Person will be deemed to have complied with the requirements of Article 4 by causing duplicate brokerage statements be sent to the Compliance

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          Department. These statements must contain all transactions required to be reported and included all the required information.

     C.   Disclosure of Personal Holdings

          Each Access Person shall supply the Chief Compliance Officer with initial holdings reports and annual holdings reports. The Code requires Access Persons to submit to the Chief Compliance Officer a report of all holdings in covered/reportable securities within 10 days of becoming an Access Person and thereafter on an annual basis. The information must be current as of a date no more than 45 days prior to the date of the report.

     D.   Content of Holdings Report

          Content of holdings reports. Each holdings report must contain, at a minimum:

          i. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

          ii. The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

          iii. The date the Access Person submits the report.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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     E.   Certification of Compliance

          Each Access Person is required to certify annually that he or she has read and understood the Code and recognises that he or she is subject to the Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

5.   Sanctions

     Upon discovering that a Access Person has not complied with the requirements of this Code, the Chief Compliance Officer or the management of PIM may impose on that person appropriate remedial action. Employees may be required to cancel trades, disgorge profits or sell positions at a loss, and may face internal reprimands, fines, or termination of employment.

     All violations of this Code will be reported to the Board of Directors of Pictet International Management Limited.

6.   Confidentiality

     All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission, the Financial Services Authority or any other regulatory or self-regulatory organisation, and may otherwise be disclosed to the extent required by law or regulation.

7.   Other Laws, Rules, and Statements of Policy

     Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule, or any other statement of policy or procedures governing the conduct of such person adopted by PIM.

     All Access Persons must ensure that they comply with Pictet directive number 8 regarding securities account limits. See Attachment B.

8.   Further Information

     If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions he or she should consult the Chief Compliance Officer.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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Attachment A

"Beneficial ownership", for purposes of this Code, shall be determined in accordance with the definition of "beneficial owner " set forth in Rule 16a-(a)(") under the Securities Exchange Act of 1934, as amended, i.e. a person must have a "direct or indirect pecuniary interest" to have "beneficial ownership". Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities.

(i)  securities held in the person's own name;

(ii) securities held with another in joint tenancy, community property or other joint ownership;

(iii) securities held by a bank or broker as nominee or custodian on such person's behalf of securities pledged as collateral for a loan;

(iv) securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships);

(v) securities held by a relative not residing in the person's home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities;

(vi) securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions;

(vii) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

(viii) securities held by a general partnership or limited partnership in which the person is a general partner;

(ix) securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company)

(x) securities in a portfolio giving the person certain performance related fees; and

(xi) securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.

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Attachment B

Current accounts of staff members and members of their family benefiting from the special conditions for employees must not be overdrawn.

Stock market transactions carried out for their own accounts by Pictet's employees and members of their families on the basis of the privileged terms and conditions granted to employees shall be subject to Directive 13 and to the following rules and regulations:

1. Annual turnover (buying and selling combined) shall not exceed 10 times the value of the portfolio for portfolios up to a total asset value of CHF250,000 or 6 times for portfolios of a higher value.

2. Invoices for sales and purchases of warrants, options etc. shall not exceed 10 items per month.

3. The market value of high-risk investment vehicles (warrants, options, futures, derivatives, etc.) must not, in any event, exceed 50% of the total value of the portfolio. It is thus strongly recommended that no more than 30% of the portfolio be invested in investment vehicles of this type so as to keep a comfortable margin to take account of any gains.

4. It is forbidden to sell a security less than three days after buying that security, except in the case of a fall in price of securities recently purchased. Example: a position bought on a Thursday cannot be sold before the following Tuesday, in other words on the third working day following the transaction date.

5.   Securities portfolios may not be financed using Loans.

6. Transfers of securities between two nominal accounts which belong to the same employee or to members of his/her family, are allowed in exceptional cases. Any other transfer is forbidden.

7. It is strictly forbidden to trade for one's own account and neglect an order from a client.

     Staff members are authorised to subscribe to IPOs, secondary placements or convertibles for their own accounts as well as to restricted securities, once all requests from clients (including collective investment funds) at the level of the Pictet Group have been met in full. Subscription orders from staff members shall under no circumstances constitute an over subscription compared to the value of their portfolios and must always be placed prior to the allocation date.

8.   Front-running operations are forbidden.

9. It is forbidden, except with express and exceptional authorisation from the Management, to open a securities portfolio outside of Pictet & Cie.

It is illegal to carry out transactions for one's own account or on behalf of a third party by acting on confidential information or by insider trading.

Staff shall not neglect their obligations and duties towards the Pictet and its clients by concentrating on managing their own affairs. Employees shall strive to avoid any potential conflict of interests: they shall, in particular, refrain from taking personal advantage of transactions which they are required to carry out for a third party.

Pictet International Management Limited - Code of Ethics. Dated: January 2005.